 MERRILL LYNCH VARIABLE SERIES FUNDS, INC. /

GOVERNMENT BOND V.I. FUND

SERIES# 17

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
02/19/2003	Fannie Mae	$589,607,566.00	$66,723,945.00	Credit Suisse First Boston
02/19/2003	Fannie Mae	$589,607,566.00	$65,438,800.00	Salomon Smith Barney